                            ASSET PURCHASE AGREEMENT


                                     among

                                  DeVRY INC.,

                                 as Purchaser,

                                      and

                      EDUCATIONAL DEVELOPMENT CORPORATION,

                                   as Seller

                                      and

                              THE STOCKHOLDERS OF
                      EDUCATIONAL DEVELOPMENT CORPORATION


                            Dated as of July 1, 1999

                                TABLE OF CONTENTS

                                                             Page

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .1
          1.1  Defined Terms . . . . . . . . . . . . . . . . . .1
          1.2  Interpretation. . . . . . . . . . . . . . . . . .7

ARTICLE II     PURCHASE AND SALE OF ASSETS . . . . . . . . . . .8
          2.1  Sale and Purchase . . . . . . . . . . . . . . . .8
          2.2  Assumed Liabilities . . . . . . . . . . . . . . .9

ARTICLE III    CONSIDERATION . . . . . . . . . . . . . . . . . .9
          3.1  Purchase Price. . . . . . . . . . . . . . . . . .9
          3.2  Allocation of Purchase Price. . . . . . . . . . 11

ARTICLE IV     REPRESENTATIONS AND WARRANTIESOF SELLER AND THE
               STOCKHOLDERS                                    12
          4.1  Due Organization. . . . . . . . . . . . . . . . 12
          4.2  Due Authorization.. . . . . . . . . . . . . . . 12
          4.3  Consents and Approvals; No Conflicts. . . . . . 12
          4.4  Capitalization. . . . . . . . . . . . . . . . . 13
          4.5  Financial Statements. . . . . . . . . . . . . . 13
          4.6  No Undisclosed Liabilities. . . . . . . . . . . 13
          4.7  No Adverse Effect or Changes. . . . . . . . . . 14
          4.8  Permits . . . . . . . . . . . . . . . . . . . . 16
          4.9  Accreditation and State Licensure/Approval. . . 16
          4.10 U.S. Department of Education Certification and
               Eligibility                                     17
          4.11 Real Property . . . . . . . . . . . . . . . . . 18
          4.12 Personal Property . . . . . . . . . . . . . . . 20
          4.13 Title to Properties . . . . . . . . . . . . . . 20
          4.14 Condition of the Purchased Assets . . . . . . . 20
          4.15 Legality of Use of the Purchased Assets . . . . 20
          4.16 Intellectual Property . . . . . . . . . . . . . 20
          4.17 Accounts Receivable and Advances. . . . . . . . 21
          4.18 Contracts . . . . . . . . . . . . . . . . . . . 21
          4.19 No Defaults or Violations . . . . . . . . . . . 23
          4.20 Litigation. . . . . . . . . . . . . . . . . . . 23
          4.21 Environmental Matters . . . . . . . . . . . . . 24
          4.22 Tax Matters . . . . . . . . . . . . . . . . . . 25
          4.23 Employee Benefit Plans. . . . . . . . . . . . . 26
          4.24 Employment and Labor Matters. . . . . . . . . . 28
          4.25 Insurance . . . . . . . . . . . . . . . . . . . 29

          4.26 Brokerage . . . . . . . . . . . . . . . . . . . 29
          4.27 Capital Improvements. . . . . . . . . . . . . . 29
          4.28 Computer System . . . . . . . . . . . . . . . . 29
          4.29 Claims Against Officers and Directors . . . . . 30
          4.30 No Conflict of Interest . . . . . . . . . . . . 30
          4.31 Subsidiaries. . . . . . . . . . . . . . . . . . 30
          4.32 Spin-off by Seller. . . . . . . . . . . . . . . 30
          4.33 Seller Financial Representations. . . . . . . . 30
          4.34 Due Diligence Materials . . . . . . . . . . . . 31
          4.35 Records . . . . . . . . . . . . . . . . . . . . 31
          4.36 Accuracy of Statements. . . . . . . . . . . . . 31

ARTICLE V REPRESENTATIONS AND WARRANTIESOF THE STOCKHOLDERS. . 31
          5.1  Title to Capital Stock. . . . . . . . . . . . . 31
          5.2  Authorization of Transaction. . . . . . . . . . 32
          5.3  No Violation. . . . . . . . . . . . . . . . . . 32
          5.4  Solvency. . . . . . . . . . . . . . . . . . . . 32

ARTICLE VI     REPRESENTATIONS AND WARRANTIESOF PURCHASER. . . 32
          6.1  Due Incorporation . . . . . . . . . . . . . . . 32
          6.2  Due Authorization . . . . . . . . . . . . . . . 32
          6.3  Consents and Approvals of Governmental Agencies
               and Other Persons . . . . . . . . . . . . . . . 33
          6.4  Brokerage . . . . . . . . . . . . . . . . . . . 33

ARTICLE VII    COVENANTS OF SELLER AND THE
               STOCKHOLDERS. . . . . . . . . . . . . . . . . . 33
          7.1  Implementing Agreement. . . . . . . . . . . . . 33
          7.2  Consents and Approvals. . . . . . . . . . . . . 33
          7.3  Conduct of the Business by Seller . . . . . . . 34
          7.4  Access to Information . . . . . . . . . . . . . 35
          7.5  Exclusivity . . . . . . . . . . . . . . . . . . 35
          7.6  Tax Indemnity . . . . . . . . . . . . . . . . . 35
          7.7  Supplemental Information. . . . . . . . . . . . 36
          7.8  Tax Matters . . . . . . . . . . . . . . . . . . 36
          7.9  Liquidation; Distribution of Proceeds . . . . . 36
          7.10 Employee Benefit Plans. . . . . . . . . . . . . 36
          7.11 Use of Name . . . . . . . . . . . . . . . . . . 36
          7.12 Noncompetition. . . . . . . . . . . . . . . . . 36
          7.13 Education Licenses, Accreditations and
               Certifications                                  38
          7.14 Closing Date Balance Sheet. . . . . . . . . . . 38
          7.15 Employees . . . . . . . . . . . . . . . . . . . 38
          7.16 Preservation of Purchased Assets. . . . . . . . 39
          7.17 Bulk Sales. . . . . . . . . . . . . . . . . . . 39
          7.18 Preparation and Filing of Tax Returns . . . . . 39

ARTICLE VIII   COVENANTS OF PURCHASER. . . . . . . . . . . . . 39

          8.1  Employees . . . . . . . . . . . . . . . . . . . 39
          8.2  Implementing Agreement. . . . . . . . . . . . . 39
          8.3  Consents and Approvals. . . . . . . . . . . . . 39
          8.4  Tax Matters . . . . . . . . . . . . . . . . . . 40

ARTICLE IX     CONDITIONS PRECEDENT TO THE OBLIGATIONS
               OFSELLER AND THE STOCKHOLDERS . . . . . . . . . 40
          9.1  Representations and Warranties True . . . . . . 40
          9.2  Performance of Covenants. . . . . . . . . . . . 40
          9.3  No Governmental or Other Proceeding or
               Litigation                                      40
          9.4  Necessary Consents. . . . . . . . . . . . . . . 40
          9.5  Closing Deliveries. . . . . . . . . . . . . . . 41
          9.6  Other Documents . . . . . . . . . . . . . . . . 41
          9.7  Niagara Purchase Agreement. . . . . . . . . . . 41

ARTICLE X CONDITIONS PRECEDENT TO THE OBLIGATIONS
          OFPURCHASER. . . . . . . . . . . . . . . . . . . . . 41
          10.1 Representations and Warranties True . . . . . . 41
          10.2 Performance of Covenants. . . . . . . . . . . . 41
          10.3 No Governmental or Other Proceeding or
               Litigation                                      41
          10.4 Necessary Consents. . . . . . . . . . . . . . . 42
          10.5 Accreditation and State Licensure/Approval. . . 42
          10.6 Enrollment Levels . . . . . . . . . . . . . . . 42
          10.7 Absence of Material Adverse Change in Seller. . 42
          10.8 Due Diligence . . . . . . . . . . . . . . . . . 42
          10.9 Lien Releases . . . . . . . . . . . . . . . . . 42
          10.10     Tax Filings. . . . . . . . . . . . . . . . 42
          10.11     Closing Deliveries . . . . . . . . . . . . 42
          10.12     Other Documents. . . . . . . . . . . . . . 43

ARTICLE XI     CLOSING; CLOSING DATE; CLOSING DELIVERIES . . . 43
          11.1 Time and Place. . . . . . . . . . . . . . . . . 43
          11.2 Closing Deliveries of Seller and the
               Stockholders                                    43
          11.3 Closing Deliveries of Purchaser . . . . . . . . 44

ARTICLE XII    TERMINATION AND ABANDONMENT . . . . . . . . . . 45
          12.1 Methods of Termination. . . . . . . . . . . . . 45
          12.2 Requirements and Effect of Termination. . . . . 45

ARTICLE XIII   INDEMNIFICATION . . . . . . . . . . . . . . . . 46
          13.1 Survival. . . . . . . . . . . . . . . . . . . . 46
          13.2 Indemnification by Stockholders . . . . . . . . 46
          13.3 Indemnification by Purchaser. . . . . . . . . . 46
          13.4 Claims. . . . . . . . . . . . . . . . . . . . . 47
          13.5 Notice of Third Party Claims; Assumption of
               Defense                                         47

          13.6 Settlement or Compromise. . . . . . . . . . . . 48
          13.7 Failure of Indemnifying Person to Act . . . . . 48
          13.8 Limits of Obligation of Stockholders to
               Indemnify                                       48
          13.9 Payment of Indemnification Claims . . . . . . . 49

ARTICLE XIV    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . 49
          14.1 Appointment of Stockholder's Representative . . 49
          14.2 Amendment and Modification. . . . . . . . . . . 49
          14.3 Knowledge . . . . . . . . . . . . . . . . . . . 49
          14.4 Further Assurances. . . . . . . . . . . . . . . 50
          14.5 Third Party Claims. . . . . . . . . . . . . . . 50
          14.6 Waiver of Compliance. . . . . . . . . . . . . . 50
          14.7 Expenses. . . . . . . . . . . . . . . . . . . . 50
          14.8 Interest. . . . . . . . . . . . . . . . . . . . 50
          14.9 Notices . . . . . . . . . . . . . . . . . . . . 50
          14.10     Public Statements. . . . . . . . . . . . . 52
          14.11     Confidentiality. . . . . . . . . . . . . . 52
          14.12     Assignment . . . . . . . . . . . . . . . . 52
          14.13     Governing Law. . . . . . . . . . . . . . . 52
          14.14     Counterparts . . . . . . . . . . . . . . . 52
          14.15     Entire Agreement . . . . . . . . . . . . . 52
          14.16     Severability . . . . . . . . . . . . . . . 52
          14.17     No Third Party Beneficiaries . . . . . . . 52
          14.18     Filings and Applications . . . . . . . . . 53
          14.19     Effect of Investigation. . . . . . . . . . 53
          14.20     Payments in Dollars. . . . . . . . . . . . 53
          14.21     Remedies Cumulative. . . . . . . . . . . . 53
          14.22     Jurisdiction of Disputes . . . . . . . . . 53

                                    EXHIBITS


     Exhibit A Assignment and Assumption Agreement and Bill of Sale Exhibit B Connecticut Office Reimbursement Agreement
     Exhibit C Form of Employment Agreement
     Exhibit D Financial Statements
     Exhibit E Opinion of Seller Counsel
     Exhibit F Opinion of Purchaser Counsel

                                    SCHEDULES


Schedule 2.1        Excluded Assets
Schedule 2.1(b)     Tangible Assets and Properties
Schedule 2.1(d)     Agreements, Contracts, etc.
Schedule 3.2        Allocation Schedule
Schedule 4.1        Due Organization
Schedule 4.3        Consents and Approvals; No Conflicts
Schedule 4.4        Capitalization
Schedule 4.6        No Undisclosed Liabilities
Schedule 4.7        No Adverse Effect or Changes
Schedule 4.8        Permits
Schedule 4.9        Accreditation and State Licensure/Approval
Schedule 4.10       U.S. Department of Education Certification and
                    Eligibility
Schedule 4.11       Real Property
Schedule 4.12(a)    Owned Personal Property
Schedule 4.12(b)    Leased Personal Property
Schedule 4.13       Title of Properties
Schedule 4.14       Condition of Purchased Assets
Schedule 4.16       Intellectual Property
Schedule 4.17       Accounts Receivable and Advances
Schedule 4.18       Contracts
Schedule 4.19       No Defaults or Violations
Schedule 4.20       Litigation
Schedule 4.21       Environmental Matters
Schedule 4.22       Tax Matters
Schedule 4.23       Employee Benefit Plans
Schedule 4.24       Employment and Labor Matters
Schedule 4.25       Insurance
Schedule 4.27       Capital Improvements
Schedule 4.28       Computer System
Schedule 4.30       No Conflict of Interest
Schedule 4.37       Due Diligence Materials
Schedule 6.3        Consents and Approvals
Schedule 7.3        Conduct of the Business by Seller
Schedule 7.12       Non-competition
Schedule 10.9       Lien Releases

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is dated as of July
1, 1999, by and among DeVRY INC., a Delaware corporation (the
"Purchaser"), EDUCATIONAL DEVELOPMENT CORPORATION, a
Colorado corporation (the "Seller") and the shareholders of Seller listed on the signature page hereof (the "Stockholders").

                                    RECITALS

     WHEREAS, Seller operates a post-secondary education institution, Denver Technical College ("DTC"), with campuses in Denver and Colorado Springs, Colorado, offering undergraduate and graduate degree programs in the electronics, computer technology, business and medical technology fields (the "Business");

     WHEREAS, Niagara Limited Partnership, a Colorado limited partnership (the "Partnership"), is the sole owner of all right, title and interest in (i) the real property on which the Denver campus is located at 925 South Niagara Street, Denver, Colorado, and the improvements thereon, and
(ii) the real property on which an additional paved parking lot is located at 888 South Niagara Street, Denver, Colorado, and the improvements thereon (collectively, the "Niagara Property"); and

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, upon the terms and subject to conditions set forth herein, all of the assets of Seller used in the Business.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     "Accounting Firm" is defined in Section 14.26.

     "Accounts Receivable" is defined in Section 4.17.

     "Adjustment Amount" is defined in Section 3.1(c).

     "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

     "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Allocation Schedule" is defined in Section 3.2.

     "Assignment and Assumption Agreement and Bill of Sale" means an assignment and assumption agreement and bill of sale between Seller and Purchaser, to be dated the Closing Date, substantially in the form attached hereto as Exhibit A.

     "Assumed Liabilities" is defined in Section 2.2.

     "Audited Financial Statements" is defined in Section 4.5.

     "Business" is defined in the Recitals.

     "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Chicago, Illinois generally are closed for business.

     "Business Employees" is defined in Section 7.15.

     "CERCLA" is defined in the definition of "Environmental Law."

     "Closing" is defined in Section 11.1.

     "Closing Date" is defined in Section 11.1.

     "Closing Date Balance Sheet" is defined in Section 7.16.

     "Closing Payment" is defined in Section 2.3(a).

     "COBRA" is defined in Section 4.23.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Computer System" is defined in Section 4.28.

     "Confidential Information" means all secrets, confidential information, customer lists, supplier information, and all other data of or pertaining to the Business that is not and has not become ascertainable or obtainable from public or published information.

     "Connecticut Office Reimbursement Agreement" means the letter agreement, by and between Purchaser, on the one hand, and each of Alfred
G. Aysseh and Charles E. Aysseh, on the other hand, substantially in the form set forth in Exhibit B and to be executed on or prior to the Closing Date.

     "Continuing Employees" is defined in Section 7.15.

     "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

     "Department of Education" is defined in Section 4.10(a).

     "Disagreement" is defined in Section 3.1(b).

     "Distribution Amount" is defined in Section 3.1(a).

     "DTC" is defined in the Recitals.

     "Easements" means all easements, rights-of-way and similar interests of Seller that are used or held for use in, or relate to, in whole or in part, the Business.

     "Employment Agreements" means the Employment Agreements, by and between Purchaser, on the one hand, and each of the Principal
Stockholders, on the other hand, substantially in the form set forth in Exhibit C and to be executed on or prior to the Closing Date.

     "Environmental Law" means any law, statute, regulation, rule, order, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes (including medical wastes), substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes (including medical wastes), substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other similar federal, state or local statutes.

     "Environmental Permit" means any permit required by or pursuant to any applicable Environmental Law.

     "ERISA" is defined in Section 4.23(a).

     "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or business under common control within the meaning of Section 4.14(b) or (c) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" is defined in Section 2.1.

     "Excluded Liabilities" is defined in Section 2.2(c).

     "Final Tax Return" is defined in Section 3.1(b).

     "Financial Statements" means collectively the Audited Financial Statements and the Unaudited Financial Statements set forth on Exhibit D.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Governmental Agency" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

     "Higher Education Act" is defined in Section 4.10(a).

     "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification under Article XIII.

     "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XIII.

     "Intellectual Property" means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; copyrights and copyright registrations (and applications for the same); trade secrets, computer data (including formulations and analyses), computer software (in source code and object code form) and all related programming, user and systems documentations; inventions, processes and designs (whether or not patentable or reduced to practice); know-how and formulae; and all other intangible assets, properties and rights of Seller.

     "knowledge" is defined in Section 14.3.

     "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Agency.

     "Leased Personal Property" is defined in Section 4.12.

     "Leased Real Property" is defined in Section 4.11(a).

     "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

     "Liquidation" is defined in Section 7.9.

     "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (excluding consequential damages), penalties and expenses
(including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

     "Material Adverse Effect" means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, or condition (financial or otherwise) of the Business which is materially adverse. For purposes hereof, any effect (or circumstance involving a prospective effect) involving a Loss of $20,000 or more, in the aggregate, shall be deemed to have a Material Adverse Effect.

     "Niagara Property" is defined in the Recitals.

     "Niagara Purchase Agreement" means that certain agreement by and among Purchaser and the Partnership relating to the Niagara Property.

     "Notice of Disagreement" is defined in Section 3.1(b).

     "NYSE" means the New York Stock Exchange.

     "Opinion of Seller Counsel" means the legal opinion of Seller Counsel, substantially in the form attached hereto as Exhibit E, to be executed and delivered by Seller's legal counsel on or prior to the Closing Date.

     "Opinion of Purchaser Counsel" means the legal opinion of Purchaser's General Counsel, substantially in the form attached hereto as Exhibit F, to be executed and delivered by Purchaser's General Counsel on or prior to the Closing Date.

     "OSHA" means the Occupational Safety and Health Act of 1970, as amended.

     "Owned Personal Property" is defined in Section 4.12.

     "Partnership" is defined in the Recitals.

     "Permits" is defined in Section 4.8.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Agency or other entity, of whatever nature.

     "Personal Property Leases" is defined in Section 4.12.

     "Prime Rate" means the daily prime rate of interest as published from time to time in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks.

     "Principal Stockholders" means each of Alfred G. Aysseh, Charles E. Aysseh and Raul Valdes-Pages.

     "Purchase Price" means the aggregate purchase price payable by Purchaser pursuant to Section 3.1(a), (b) and (c).

     "Purchased Assets" is defined in Section 2.1.

     "Purchaser Indemnified Parties" is defined in Section 13.2.

     "Purchaser" is defined in the Preamble.

     "Purchaser's Medical Plans" is defined in Section 7.15.

     "Purchaser's Plans" is defined in Section 7.15.

     "Real Property Leases" is defined in Section 4.11.

     "Related Agreements" means any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement, including, but not limited to, the Niagara Purchase Agreement, the Assignment and Assumption Agreement and Bill of Sale, the Employment Agreements and any other Contract which is or is to be entered into at the Closing or otherwise pursuant to such agreements. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

     "S Corporation Return" is defined in Section 14.26.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" is defined in the Preamble.

     "Seller Accountants" means Ehrhardt Keefe Steiner & Hottman PC.

     "Short-Period Amount" is defined in Section 3.1(b).

     "State Acts" is defined in Section 8.4(h).

     "Stockholders" is defined in the Preamble.

     "Stockholder's Representative" is defined in Section 14.1.

     "Surviving Corporation" is defined in Section 2.1.

     "Tax Indemnification Period" is defined in Section 7.9.

     "Tax Return" means any report, return or other information required to be supplied to a Governmental Agency in connection with any Taxes.

     "Taxes" means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Agency, and such term shall include any interest, penalties or additions to tax attributable thereto.

     "Unaudited Financial Statements" is defined in Section 4.5.

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean

"including, without limitation" or "include, without limitation," respectively. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules,regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, Clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms "hereunder", "hereof", "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or Clause of or Exhibit or Schedule to this Agreement. All information in a particular Schedule to this Agreement shall be deemed included in all portions of such Schedule but in no other
Schedules.


                                  ARTICLE II
                        PURCHASE AND SALE OF ASSETS

     2.1 Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Purchaser or an Affiliate of Purchaser (as designated by Purchaser) all right, title and interest of Seller in and to the Business, assets and personal property, tangible and intangible, wherever situated, held, owned or leased by Seller (collectively, the "Purchased Assets"), but excluding the assets set forth on Schedule 2.1 (the "Excluded Assets"), free and clear of all Liens, and Purchaser or an Affiliate of Purchaser shall purchase and acquire the Purchased Assets. The Purchased Assets shall include, without limitation, the following:

          (a) all cash and cash equivalents, Accounts Receivable, prepaid expenses, securities and deposits of Seller;

          (b) all other tangible assets and properties (including, but not limited to, computers, servers, monitors, printers, software programs, projectors, photocopiers, equipment, motor vehicles, furniture, furnishings, fixtures and office supplies) owned by Seller wherever located, including, without limitation, those assets and properties listed on Schedule 2.1(b);


          (c) all of Seller's Intellectual Property and other intangible assets and properties (including, in each case, documentation thereof), including, without limitation, the names "Denver Technical College," "e-business," "High-Tech Boot Camp" and "Skills Guarantee
     Program" including, in each case, all derivations and variations thereof, and all claims which Seller may have against third parties for infringement, misuse or theft thereof or otherwise;

          (d) all of Seller's right, title and interest in and to all agreements, Contracts, arrangements, obligations, the Real Property Leases, leases relating to personal property, franchises, guarantees, warranties, express or implied, and commitments, all as set forth on
     Schedule 2.1(d);

          (e)  all of the Permits;

          (f) all of Seller's records, including business, computer and other records, and all associated documents, discs, tapes and other storage or record keeping media of Seller or the Stockholders held or prepared in connection with the Business, excluding corporate minute books of Seller; and

          (g) all other assets and properties of any nature held by Seller, directly or indirectly, and owned or used in the Business.

     2.2  Assumed Liabilities.

          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall assign and transfer to Purchaser or an Affiliate of Purchaser (as designated by Purchaser) and Purchaser or such Affiliate of Purchaser will agree to assume and agree to pay, discharge or perform, as appropriate, only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

               (i) all liabilities and obligations of Seller in respect of that certain Promissory Note issued to Yeranik Aysseh in the original principal amount of $300,000 due and payable on July 1, 2000;
          and

               (ii) except as provided in the second sentence of Section 2.2(c), all liabilities and obligations of Seller in respect of the Business existing as of the date of the Closing Date Balance
          Sheet, but only if and to the extent that the same are accrued or reserved for on such balance sheet.

          (b) Notwithstanding the foregoing, if the assignment or transfer of any obligation or instrument would cause a breach thereof, and if no required consent to such assignment or transfer has been obtained, then, at Purchaser's election and in its sole discretion, such obligation or instrument shall not be assigned or transferred, but Purchaser shall act as agent for Seller in order to obtain for Purchaser the benefits under such obligation or instrument.

          (c) Except as expressly provided in this Section 2.2, neither Purchaser nor any of its Affiliates assumes or agrees to become liable for or successor to any liabilities or obligations whatsoever, liquidated or unliquidated, known or unknown, contingent or otherwise, whether of Seller, any of its Affiliates, any predecessor thereof, or any other person, or of the business (the "Excluded Liabilities"). Without limiting the generality of the foregoing, neither Purchaser nor any of its Affiliates assumes or agrees to become liable for any liabilities relating to Tax, environmental matters, or any claims by Wilson
     Brame.

                                  ARTICLE III
                                 CONSIDERATION

     3.1  Purchase Price.

          (a) Closing Payment. At Closing, Purchaser shall pay Seller for the Purchased Assets, by wire transfer to the bank account designated pursuant to wiring instructions from Seller delivered at least 48 hours prior to the Closing Date, an aggregate purchase price of $23,500,000, less the amount of any and all dividends or distributions by Seller to the Stockholders during the six-month period ending on June 30, 1999 (the "Distribution Amount"). The purchase price paid at Closing, less the Distribution Amount, is referred to herein as the "Closing Payment."

          (b) Purchase Price Adjustment. At least 120 days prior to the last day on which such tax return can be timely filed (taking into account all available extensions of time to file), the Stockholders shall deliver, or cause to be delivered, to Purchaser a copy of the proposed final corporate income tax return for Seller (along with supporting materials and work papers) that has been prepared for the taxable year of Seller in which the Closing occurs and which has been prepared in a manner consistent with Seller's past practices (the "Final Tax
     Return"), and a statement setting forth a detailed calculation of the amount of taxable income reflected on the Final Tax Return that is attributable to the period ending on June 30, 1999 (the "Short-Period Amount"). The Final Tax Return shall be filed with the Internal
     Revenue Service as provided in subsection (c) below.  Within thirty
     (30) days after delivery of the Final Tax Return, Purchaser may dispute all or any portion of the Final Tax Return or the calculation of the Short-Period Amount by giving written notice (a "Notice of Disagreement") to the Stockholders setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). If Purchaser does not deliver a Notice of Disagreement within such thirty (30) day period, it shall be deemed to have irrevocably accepted the Final Tax Return and the calculation of the Short-Period Amount as prepared and delivered by the Stockholders. If Purchaser shall deliver a Notice of Disagreement within such thirty (30) day period, the parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Purchaser shall deliver a Notice of Disagreement and the Stockholders shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Purchaser setting forth the basis for such disputes within thirty (30) days following delivery of such Notice of Disagreement, the Stockholders shall be deemed to have irrevocably accepted the Final Tax Return and the calculation of the Short-Period Amount as modified in the manner described in the Notice of Disagreement. If the Stockholders dispute all or any portion of the Notice of Disagreement within the thirty (30) day period described in the previous sentence, and within thirty (30) days following the delivery to Purchaser of the notice of such dispute the Stockholders and Purchaser do not resolve the Disagreement (as evidenced by a written agreement between the Stockholders and Purchaser), such Disagreement shall thereafter be referred by either of Purchaser or the Stockholders to a mutually agreeable independent accounting firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations of such firm with respect to any Disagreement shall be rendered within thirty (30) days after referral of the Disagreement to such firm or as soon thereafter as practicable, shall be final and binding upon the parties, the amount so determined shall be used to complete the Final Tax
     Return and to calculate the Short-Period Amount and the parties agree that the procedures set forth in this Section 2.3(b) shall be the sole and exclusive remedy for the Disagreement. Purchaser and the Stockholders each shall use all commercially reasonable efforts to cause the independent accounting firm to render its determination within the thirty (30) day period described in the previous sentence, and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. The fees and expenses of any independent accounting firm retained pursuant to this Section 2.3(b) shall be paid half by the Stockholders and half by Purchaser.

          (c) Within five (5) business days following the later of (i) the thirtieth (30th) day after delivery of the Final Tax Return to Purchaser,
     (ii) the thirtieth (30th) day after delivery of a Notice of Disagreement by Purchaser, (iii) the date of an agreement between the Stockholders and Purchaser resolving any Disagreement pursuant to Section 2.3(b), or (iv) the date of the resolution of any such Disagreement by an independent accounting firm pursuant to Section 2.3(b) is given to the Stockholders and Purchaser, but in no event later than the last day the Final Tax Return can be timely filed (taking into account all available extensions of time to file), the Final Tax Return shall be filed with the Internal Revenue Service and the following adjustments shall be made to the Closing Payment (the "Adjustment Amount"):

               (i) in the event the Short-Period Amount is greater than $2,000,000, Purchaser shall pay to the Stockholders, by certified check or wire transfer, 85% of the difference between the Short-Period Amount and $2,000,000; or

               (ii) in the event the Short-Period Amount is less than $2,000,000, the Stockholders shall pay to Purchaser, by certified check or wire transfer, 85% of the difference between $2,000,000 and the Short-Period Amount.

     In the event the Final Tax Return is required to be filed prior to the final agreement of the parties regarding the Final Tax Return and Short-Period Amount, the parties shall negotiate in good faith to determine the Short-Period Amount, and the net taxable income as shown on the Final Tax Return as filed shall not be conclusive or binding for purposes of such determination.

          (d) The obligation of the Stockholders in this Section 3.1 to pay the Adjustment Amount to Purchaser shall be joint and several.

     3.2 Allocation of Purchase Price. The Purchase Price shall be allocated (in conformity with Section 1060 of the Code) among the

Purchased Assets as reasonably determined by Purchaser and consented to by Seller, such consent not to be unreasonably withheld. Such allocation shall be set forth on Schedule 3.2, which schedule shall be delivered by Purchaser to Seller no later than two (2) Business Days after delivery by Seller to Purchaser of the Closing Date Balance Sheet (the "Allocation Schedule"). Seller shall have five (5) Business Days after receipt of
Schedule 3.2 to notify Purchaser in writing of any objections to the Allocation Schedule. If no written notice is received by Purchaser within such time period, Seller shall be deemed to have consented to the Allocation Schedule. Any disputes regarding the Allocation shall be resolved pursuant to the procedure set forth in Section 3.1(b) as if the same were a Disagreement thereunder. Each of Purchaser, Seller and the Stockholders shall sign and submit all necessary forms to report this transaction for federal, state, local and foreign income tax purposes in accordance with the Allocation Schedule, and shall not take a position for Tax purposes inconsistent therewith. Any adjustment to the Purchase Price shall be allocated as provided by Temp. Treas. Reg. P.1.1060-1T(f) (or any successor regulation).



                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES
                       OF SELLER AND THE STOCKHOLDERS

     Seller and the Stockholders hereby jointly and severally represent and warrant to Purchaser as follows, subject to the modifications to such representations and warranties set forth in the schedules referred to in this
Article IV:

     4.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now owned, leased and operated. Except as set forth on Schedule 4.1, Seller is not required to be qualified to do business as a foreign entity in any jurisdiction. Seller does not own any capital stock or other equity interest in any Person.

     4.2 Due Authorization. Seller has full requisite power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by Seller's board of directors and by the Stockholders. No other actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement, their Related
Agreements or the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Seller, and the Related Agreements upon execution and delivery by Seller will constitute legal, valid and binding obligations of Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

     4.3  Consents and Approvals; No Conflicts.

          (a) Except for the consents set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any Governmental Agency or any other Person not a party to this Agreement or the Niagara Purchase Agreement is necessary in connection with the execution, delivery and performance by Seller and the Stockholders of this Agreement, the Niagara Purchase Agreement and their Related Agreements or the consummation by Seller and the Stockholders of the transactions contemplated hereby or thereby.

          (b) Except as set forth on Schedule 4.3, the execution, delivery and performance by Seller and the Stockholders of this Agreement and their Related Agreements and the consummation by Seller and the Stockholders of the transactions contemplated hereby and thereby do not and will not (i) violate any Law applicable to Seller, the Business or any of the assets of Seller; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party a termination right under, permit cancellation of, result in the creation of any Lien upon any of the assets of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any material Contract to which Seller is a party or by which Seller or any of its assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by any of the assets of Seller; or (iv) violate or conflict with any provision of any of the articles of incorporation or by-laws of Seller.

     4.4 Capitalization. Schedule 4.4 sets forth a true, complete and accurate summary of the capitalization of Seller, listing the number of authorized, issued and outstanding equity securities and other equity interests of Seller, including a list of the stockholders and the amount of capital stock owned by each stockholder.

     4.5 Financial Statements. Seller has delivered to Purchaser the audited balance sheets and audited income statements of Seller as of and for each of the years ending December 31, 1994, 1995, 1996, 1997 and 1998, respectively (collectively, the "Audited Financial Statements"), and the unaudited balance sheet and unaudited income statement of Seller as of and for the three-month period ending March 31, 1999 (collectively, the "Unaudited Financial Statements"), copies of which Financial Statements are attached hereto as Exhibit D. The Audited Financial Statements (i) were prepared from the books and records of Seller, (ii) were prepared in accordance with GAAP, applied on a basis consistent with the past practices of Seller and (iii) present fairly, in accordance with GAAP, the financial position, results of operations and other information included therein of Seller as of the dates reported therein and for the periods covered thereby. The Unaudited Financial Statements (i) were prepared from the books and records of Seller, (ii) were prepared on a basis consistent with the past practices of Seller, (iii) are subject to normal year-end adjustments and (iv) present fairly the financial position, results of operations and other information included therein of Seller as of the dates reported therein and for the periods covered thereby.

     4.6 No Undisclosed Liabilities. Except as set forth on Schedule 4.6, Seller is not subject to any liability, absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the Unaudited Financial Statements other than liabilities of the same nature as those set forth in such balance sheet and reasonably incurred after the date of the Unaudited Financial Statements in the ordinary course of business consistent with past practice.

     4.7  No Adverse Effect or Changes.  Except as set forth on Schedule
4.7, since March 31, 1999, Seller has conducted its business and operations in all respects only in the ordinary course and consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 4.7, since March 31, 1999, Seller has not:

          (a)  suffered any Material Adverse Effect;

          (b) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which, in the aggregate, exceeded $5,000;

          (c) incurred any obligation or entered into any Contract which either (i) required a payment by any party in excess of, or a series of payments which, in the aggregate, exceeded $5,000, or the performance of services having a value which, in the aggregate, exceeded $5,000, or (ii) has a term of, or requires the performance of any obligations by Seller over a period in excess of eight (8) months;

          (d) taken any actions, or entered into or authorized any material Contract or transaction other than in the ordinary course of business and consistent with past practice;

          (e) sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, other than bookstore sales made in the ordinary course of business consistent with past practices;

          (f) waived, released or canceled actions against third parties or debts owing to it, or any rights which have any value which, in the aggregate, exceeded $5,000;

          (g) made any changes in its accounting systems, policies, principles or practices;

          (h) entered into, authorized, or permitted any transaction with the Stockholders or any Affiliate of the Stockholders;

          (i) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or membership interests, as the case may be, or any other securities, or amended any of the terms of any such securities;

          (j) split, combined, or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock;

          (k) made any borrowing, incurred any debt, or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise became liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness;

          (l) made any loans, advances or capital contributions to, or investments in, any other Person;

          (m) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (n) except for capital expenditures contemplated by clause (o), acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Business;

          (o) authorized or made any capital expenditures which individually or in the aggregate exceeded $5,000;

          (p) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

          (q) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller or any of its respective directors, officers, members, managers, employees or agents;

          (r) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any material Contract, or paid any amount not required by Law or by any Contract; or

          (s) taken or caused or permitted to be taken any action which could cause the termination of Seller's election to be taxed as an "S" corporation under the Code.

Except as set forth on Schedule 4.7, there are no lawsuits, proceedings or governmental investigations pending or, to the knowledge of Seller and the Stockholders, threatened, against Seller, or their officers or directors, members, managers or their properties, operations or business in their capacities as officers and directors; and there is no action, suit or proceeding by any Governmental Agency pending, or to the knowledge of Seller and the Stockholders, threatened, which questions the legality or propriety of this Agreement.

     4.8 Permits. Other than with respect to education licenses, accreditations and certifications (which are addressed in Sections 4.9 and 4.10 below), and except as set forth on Schedule 4.8, Seller owns, holds or possesses all material governmental licenses, permits, franchises, approvals and other authorizations which are necessary to entitle it to own, lease, operate and use its assets and properties and to carry on and conduct its business as currently owned, leased, operated, used, carried on and conducted (herein collectively called "Permits"). Schedule 4.8 sets forth a list of each such Permit held by Seller as of the date of this Agreement.

     Seller has fulfilled and performed in all material respects its obligations under each of such Permits, and, to the knowledge of Seller and the Stockholders, no event, condition or state of facts has occurred or exists which constitutes a breach or default under any such Permit. No notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by Seller. Except as set forth on
     Schedule 4.8, each of the Permits is valid and in full force and effect. No Permit will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.9  Accreditation and State Licensure/Approval.

          (a) Schedule 4.9 contains a complete and accurate statement of the accreditation granted to DTC, the date that accreditation was last granted and the current term of accreditation. Except as set forth on
     Schedule 4.9, neither DTC nor any of the schools or educational and training programs of Seller are (i) on probation or warning, (ii) have been directed to show cause why accreditation should not be revoked, or (iii) are subject to an action by an accrediting agency to withdraw or deny accreditation. To the knowledge of Seller and the Stockholders, there are no facts, circumstances, or omissions concerning DTC or any of the schools or educational and training programs of Seller that would likely lead to such actions by an accrediting agency.

          (b) DTC has complied with all stipulations, conditions and other requirements imposed by its accrediting agencies at the time of, or since, the last grant of accreditation, including, but not limited to, the timely filing of all required reports and responses. Such reports and responses demonstrate improvement in the compliance of the schools with accrediting standards.

          (c) DTC has all requisite approvals from its institutional accrediting agencies for the education and training programs currently offered.

          (d) DTC has all requisite licenses and requisite approvals from the state of Colorado to operate in such state and to offer the educational and training programs currently offered.

          (e)  Except with respect to those accrediting agencies listed on
     Schedule 4.9, Seller and the Stockholders have obtained all requisite approval from DTC's accrediting agencies to consummate the transaction provided for in this Agreement. With respect to those accrediting agencies listed on Schedule 4.9, Seller and the Stockholders have taken all commercially reasonable steps and made all requisite pre-Closing filings therewith.

     4.10 U.S. Department of Education Certification and Eligibility.

          (a) Schedule 4.10 contains a true, correct and complete copy of Seller's most recent U.S. Department of Education (the
     "Department of Education") Application for Institutional Participation in Programs Under the Higher Education Act of 1965, as amended
     (the "Higher Education Act"), and Institutional Eligibility and Certification for Title IV Student Financial Aid. DTC is certified by the Department of Education to participate in all programs authorized by the Higher Education Act. DTC is not subject to limitation, suspension or termination proceedings, or subject to any other action or proceeding by the Department of Education that would likely result in the loss of certification or eligibility or a material liability or fine. To the knowledge of Seller and the Stockholders, there are no facts, circumstances, or omissions concerning DTC that would lead to such an action by the Department of Education.

          (b) Seller has accurately and completely disclosed to the Department of Education the ownership of DTC and will use all commercially reasonable efforts to secure all requisite approvals for the changes in ownership contemplated under, and the consummation of the transactions provided for in, this Agreement; provided, however, that Seller shall have no obligation to give any guarantee or other monetary consideration to secure any such requisite approval.

          (c) DTC is in substantial compliance with all rules, regulations and requirements established by the Department of Education pertaining to its eligibility and participation in Title IV of the Higher Education Act and other federal student financial aid funding programs set forth at 34 C.F.R. (s) 600 et seq. Neither Seller nor the Stockholders have knowledge of facts, circumstances, or omissions concerning DTC that would likely result in a finding of non-compliance with regard to such rules, regulations and requirements. Without limiting the foregoing:

               (i) DTC satisfies the standards of financial responsibility and administrative capability, as established by the Department of Education and as set forth at 34 C.F.R. (S) 668.12-668.16, including all requirements pertaining to satisfactory academic progress. Further, each program offered by DTC is an eligible program in accordance with the requirements of 34 C.F.R. (S) 668.8.

               (ii) DTC provides refunds substantially in accordance with applicable state and federal refund policies and as required pursuant to 34 C.F.R. (S) 668.22.

               (iii) DTC received no greater than eighty-five percent (85%) of its revenues from Title IV or other federal student financial aid funds and satisfies the requirements regarding tuition revenue established by the Department of Education as set forth at 34 C.F.R. (S) 600.5. Schedule 4.10 contains a correct statement of DTC's percentage of revenue from such federal funding sources.

               (iv) The cohort default rates published by the Department of Education for fiscal years 1992 through 1997 for DTC are listed on Schedule 4.10. Based on the preliminary cohort default rates supplied by the Department of Education for fiscal year 1997, DTC will not have cohort default rates attributed to it of 25% or over for three consecutive years and could not be declared ineligible to participate in Federal Family Education Loan ("FFEL") programs.

               (v) DTC has established a default reduction plan and submitted such plans to the Department of Education in accordance with 34 C.F.R. (S) 674.6 for Fiscal Years 1995 and 1996.

               (vi) DTC disburses federal Pell Grant payments substantially in accordance with procedures that comply with 34 C.F.R. (S) 690.63.

          (d) The Department of Education program reviews and compliance audits conducted at DTC since 1991 have not materially adversely affected DTC or Seller, nor has any program review or compliance audit resulted in the imposition of any material liability, financial or otherwise, affecting DTC or Seller. DTC and Seller have substantially compiled, with all the findings and conditions arising from the program, reviews and compliance audits. To the extent that any program review or audit remains pending or unresolved, there are no issues or findings of non-compliance which, to the knowledge of Seller and the Stockholders, would likely result in the loss of certification or eligibility or a material liability or fine.

     4.11 Real Property.

          (a) Seller does not own any real property. Schedule 4.11 sets forth a true, correct and complete list of all of the leases of real property and agreements relating to the use of real property to which Seller is a party and which provide for the use, lease to or by Seller of any real property (all such real property used, leased to or by Seller being collectively referred to as the "Leased Real Property"), including, for each such lease or agreement, the street address of the Leased Real Property and its current use. The Leased Real Property constitutes all of the land, other real property and real property interests which are used or held for use by Seller. Seller has delivered to Purchaser true, accurate and complete copies of the Leased Real Property leases and agreements ("Real Property Leases") as amended or modified, together with copies of all reports (if any) of any insurance companies, engineers, environmental consultants, insurance consultants or other consultants in the possession of Seller relating to any of the Leased Real Property.

          (b) Except as set forth on Schedule 4.11, the activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Leased Real Property and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in material violation of, or in conflict with, any applicable zoning, building, environmental or health regulation or ordinance or any other similar Law. Except as set forth on Schedule 4.11, there are no non-conforming uses, zoning or building code variances or any other use restrictions (whether written or oral) or special permits not set forth in the local zoning laws and building codes with respect to the Leased
     Real Property. Schedule 4.11 sets forth (i) the zoning classifications applicable to the Leased Real Property and (ii) describes all variances, use restrictions or special permits applicable to the Leased Real Property. Seller has delivered to Purchaser or made available for inspection all agreements, documents or other writings, and neither
     Seller nor the Stockholders has any knowledge of any oral arrangement, pertaining to any such variance, use restriction or other special permit.

          (c) Except as set forth on Schedule 4.11, no asbestos-containing materials, PCB compounds or other pollutants, contaminants or Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Leased Real Property.

          (d) The Leased Real Property is adequately serviced by all utilities necessary for the effective operation of the Business and has not experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and storm sewer services) required by Seller to operate the Business.

          (e) All of the Real Property Leases are in full force and effect, and are valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

          (f) Neither Seller nor the Stockholders have received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property
     Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.

          (g) Prior to Closing, Seller and the Stockholders shall give notice of this Agreement and the transactions contemplated by this Agreement to all lessors under the Real Property Leases and shall use all commercially reasonable efforts (where such consent is necessary) to obtain any required consent or estoppel certificate from such lessors; provided, however, that the Stockholders shall have no obligation to give any guarantee or monetary consideration in connection with any such notice, consent and an estoppel certificate.

          (h)  With respect to the Leased Real Property located at 225
     South Union Street, Colorado Springs, Colorado, Seller has the option to sublease the entire third floor of the building located thereat for the same rent paid by the current tenant thereof, and such option will be fully-exercisable by Purchaser or its Affiliate at and after the Closing Date for at least one (1) year.

     4.12 Personal Property. Schedule 4.12(a) sets forth a true, accurate and complete list of all of the owned personal property (the "Owned
Personal Property") of Seller as of March 31, 1999 having an original acquisition cost of $1,000 or more, other than items acquired by Seller in the ordinary course of business from the date hereof through the Closing Date
(and Seller will identify in writing to Purchaser, prior to the Closing, each item so acquired having an original acquisition cost of $1,000 or more).
Schedule 4.12(b) also sets forth a true, accurate and complete list of all of the leased personal property of Seller (the "Leased Personal Property"). The Leased Personal Property is presently utilized by Seller in the ordinary course of business. Seller has delivered to Purchaser true, accurate and complete copies of all personal property leases ("Personal Property Leases") as amended or modified.

     4.13 Title to Properties. Except as set forth on Schedule 4.13, Seller has good and marketable and valid record and equitable title to, and are the lawful owners of, the Purchased Assets other than the Leased Real Property and the Leased Personal Property, free and clear of any Lien.

     4.14 Condition of the Purchased Assets.  Except as set forth on
Schedule 4.14, all of the Purchased Assets, whether real or personal, owned or leased, have been reasonably well maintained (in accordance with sound industry practices), and are in reasonably good operating condition and repair (with the exception of normal wear and tear).

     4.15 Legality of Use of the Purchased Assets. The use of the Purchased Assets conforms in all material respects to all applicable building, zoning, fire, health and safety Laws and neither Seller nor the Stockholders has received notice of any violation of any such Laws.

     4.16 Intellectual Property. Schedule 4.16 sets forth a true, accurate and complete list of all Intellectual Property. Except as set forth on
Schedule 4.16:

          (a) all of the Intellectual Property is owned by Seller free and clear of all Liens, and is not subject to any license, royalty or other agreement, and Seller has not granted any license or agreed to pay or receive any royalty in respect of any of the Intellectual Property;

          (b) none of the Intellectual Property has been or is the subject of any pending or, to the knowledge of Seller and the Stockholders, threatened litigation or claim of infringement;

          (c) no license or royalty agreement to which Seller is a party is in breach or default by Seller or, to the knowledge of Seller and the Stockholders, any other party thereto or the subject of any notice of termination given or, to the knowledge of Seller and the Stockholders, threatened;

          (d) the services provided by Seller, any method, design or other Intellectual Property it employs, and the marketing and use by Seller of any such service or Intellectual Property, in each case, do not infringe any Intellectual Property or confidential or proprietary rights of another Person, and Seller has not received any notice contesting its right to use any such Intellectual Property; and

          (e) Seller owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct its Business as presently conducted.

     4.17 Accounts Receivable and Advances. Schedule 4.17 contains a true and accurate schedule of all accounts receivable as of March 31, 1999 of Seller ("Accounts Receivable") and all loans and advances to third parties ("Advances"). Except as disclosed on Schedule 4.17, (a) each Account Receivable represents services performed in the ordinary course of business and which arose pursuant to an enforceable written contract for a services performed, and Seller has performed all of their obligations to perform the services to which such Account Receivable relates, and (b) the Accounts Receivable or Advances are not, in the aggregate, subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof in excess of the amount of the reserve therefor in the Financial Statements. The Accounts Receivable are collectible from students in accordance with past collection experience.

     4.18 Contracts. Schedule 4.18 sets forth a true, accurate and complete list of all Contracts and arrangements of the following types to which Seller is a party or by which it is bound and which relate, in whole or in part, to the Business:

          (a)  any collective bargaining agreement;

          (b) any Contract or arrangement of any kind with any director, officer, stockholder or employee of Seller (other than those set forth on Schedule 4.24) or any of the respective Affiliates of such individuals;

          (c) any Contract or arrangement pursuant to which Seller grants or is granted any license (other than with respect to "shrink-wrap" computer software) or other rights to use any of its assets or any rights of joint use with respect to any of the assets (other than any Real Property Lease or Personal Property Lease);

          (d) any Contract or arrangement that either (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $5,000 or provides for the performance of services having a value in excess of $5,000 or (ii) has a term, or requires the performance of any obligations by Seller, over a period in excess of ten (10) months;

          (e) any Contract or arrangement pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

          (f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

          (g) any Contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

          (h) any Contract or arrangement involving any restriction with respect to the geographical area of operations or scope or type of business of Seller;

          (i) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

          (j) any Contract, other than this Agreement and the Related Agreements, whether or not fully performed, relating to any acquisition or disposition of any stock or membership interest of, or any material portion of the assets of, Seller, or any acquisition or disposition of any subsidiary, division, line of business or real property of Seller;

          (k) any Contract not made in the ordinary course of business and consistent with past practice and that is to be performed in whole or in part at or after the date of this Agreement; and

          (l) any Contract, the cancellation of which by the other party or parties thereto, could reasonably cause a Material Adverse Effect.

     Seller has delivered to Purchaser (i) true, accurate and complete copies of each document set forth on Schedule 4.18 as amended or modified and
(ii) a written description of each oral arrangement so listed on Schedule
4.18. Except as set forth on Schedule 4.18, (A) all such Contracts and arrangements have been entered into by Seller in the ordinary course of business, and (B) no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute a default by Seller under any Contract, and, to the knowledge of Seller and the Stockholders, no such event has occurred which constitutes or would constitute a default by any other party. Seller has delivered to Purchaser true, accurate and complete copies of each form of agreement that has been used in the Business and is in effect with respect to any third party.

     4.19 No Defaults or Violations.  Except as set forth on Schedule 4.19:

          (a) Seller has not breached any provision of, nor is it in default under the terms of, any material Contract and, to the knowledge of Seller and the Stockholders, no other party to any Contract has breached any provision of, or is in default under the terms of, any Contract;

          (b) the Business and the assets of Seller are in material compliance with, and no material violation exists under, any and all Laws applicable to the Business and such assets;

          (c) no notice from any Governmental Agency has been received by Seller with respect to the Business, claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

     4.20 Litigation

          (a) Except as set forth on Schedule 4.20, there are no actions, suits, mediations, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller and the Stockholders, threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders in their capacity as such with respect to the Business or any of the assets of Seller, and neither Seller nor the Stockholders are aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 4.20, all of the proceedings pending or threatened against Seller with respect to the Business or any of the assets of Seller are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles, limits of coverage and other terms and conditions of coverage as set forth in such policies or as otherwise set forth on such Schedule. Except as set forth on Schedule 4.20, Seller is not subject, in connection with the Business or any of the assets of Seller, to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Agency. Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it with respect to the Business or any of the assets of Seller which has involved any obligation other than the payment of money or for which Seller has any continuing obligation.

          (b) There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller and the Stockholders, threatened by or against Seller with respect to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

     4.21 Environmental Matters.

          (a)  Except as set forth on Schedule 4.21:

               (i) Seller is in material compliance with all Environmental Laws and, to the knowledge of Sellers and the Stockholders, no condition ever existed or event has ever occurred which, with or without notice or the passage of time or both, would constitute a violation of any Environmental Law or give rise to any Lien on any of the assets of Seller under any Environmental Law;

               (ii) Since April 6, 1989, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of any Environmental Law or give rise to any Lien on any of the assets of Seller under any Environmental Law;

               (iii) Seller is in possession of all Environmental Permits (copies of which have been provided to Purchaser) required for the operation of the Business and is in material compliance with all of the requirements and limitations included in such Environmental Permits;

               (iv) Neither Seller nor the Stockholders has at any time received any notice from any Governmental Agency or any other Person that any aspect of the Business, the operations of Seller or any of the assets of Seller is, or has been, in violation of any Environmental Law or Environmental Permit, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

               (v) Seller has never at any time been subject to any, and is not currently subject to any, pending or threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violation of any Environmental Law or Environmental Permit;

               (vi) To the knowledge of Seller and the Stockholders, no condition has ever existed or event has ever occurred with respect to any property used in the Business by Seller, any predecessor to Seller or any person that is or was an Affiliate of Seller (including any property or subsidiary that has been sold, transferred or disposed of or for which any lease has terminated) that in any case could, with or without notice, the passage of time or both, give rise to any present or future liability of Seller pursuant to any Environmental Law; and

               (vii) Since April 6, 1989, no condition has existed or event has occurred with respect to any property used in the Business by Seller, any predecessor to Seller or any person that is or was an Affiliate of Seller (including any property or subsidiary that has been sold, transferred or disposed of or for which any lease has terminated) that in any case could, with or without notice, the passage of time or both, give rise to any present or future liability of Seller pursuant to any Environmental Law.

          (b) Schedule 4.21 identifies (i) all material environmental audits, assessments or occupational health studies, of which Seller and the Stockholders are aware, undertaken by Seller, or its agents, or by the Stockholders, or by any Governmental Agency, or by any third party, relating to or affecting Seller or any of the Leased Real Property; and (ii) all material citations issued under OSHA or similar Laws, relating to or affecting Seller or any of the Leased Property.

          (c) Schedule 4.21 identifies the operations and activities, and locations thereof, which have ever been conducted by Seller on any of the Leased Real Property which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

          (d) None of the Leased Real Property presently includes, or has been constructed upon, any "wetlands" as defined under applicable Environmental Laws.

     4.22 Tax Matters.  Except as set forth on Schedule 4.22:

          (a) All federal, state, local and foreign income, corporation and other Tax Returns have been filed for Seller, and all other filings in respect of Taxes have been made for Seller, for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is accurate and complete, and Seller has or will have no additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the Unaudited Financial Statements.

          (b) All Taxes which Seller is required by Law to withhold or collect, including, without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Agencies or are held in separate bank accounts for such purpose. All information returns required to be filed by Seller prior to the Closing Date have been filed, and all statements required to be furnished to payees by Seller prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

          (c) The Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

          (d) Seller is not subject to any joint venture, limited liability company, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

          (e) None of the Purchased Assets constitutes tax-exempt bond-financed property or tax-exempt use property within the meaning of
     Section 168 of the Code, and none of the assets reflected on the Unaudited Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which Seller is not treated as the owner for federal income tax purposes.

          (f) Seller is a small business corporation as defined in Section 1361 of the Code and has had in effect since its incorporation a valid election to be treated as an "S" corporation for federal income Tax purposes under the Code and in the State of Colorado. The Internal Revenue Service has not challenged or threatened to challenge the status of Seller as an "S" corporation for federal income Tax purposes under the Code. Seller files a state income Tax Return only in Colorado.

     4.23 Employee Benefit Plans.

          (a) Except as set forth on Schedule 4.23, neither Seller nor any of its respective ERISA Affiliates maintains, is a party to, participates in or has any liability or contingent liability with respect to any (i)

     "employee welfare benefit plan" or "employee pension benefit plan"
     (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively), (ii) retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant, officers, members, managers or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA), or (iii) employment agreement or consulting agreement that is not terminable upon no more than thirty (30) days' notice without payment of any penalty, premium, severance or other amounts. Except as set forth on Schedule 4.23, none of the plans described on such schedule (the "Benefit Plans") constitutes a "multiemployer plan" (as such term in defined in Section 3(37) of ERISA), and none of the Benefit Plans is subject to Title IV of ERISA. Each of the ERISA Benefit Plans complies and has been administered in form and operation in all material respects with all applicable requirements of ERISA and the Code, and no event has occurred which will or could cause any such Benefit Plan to fail to comply with such requirements, and no notice has been issued by any governmental authority questioning or challenging such compliance. Each Benefit Plan which constitutes a "group health plan" (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, have been operated in compliance with the health care continuation requirements of Section 601, et seq., of ERISA or Section 4980B of the Code and the regulations thereunder ("COBRA") and the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code and Section 701, et seq., of ERISA, to the extent such requirements are applicable.

          (b) Seller has delivered to Purchaser, with respect to each Benefit Plan, to the extent applicable, correct and complete copies of
     (i) all plan documents and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record keeping agreements, each as in effect on the date hereof, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, (iii) the most recent actuarial report and Internal Revenue Service determination letter to the extent applicable, (iv) a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan, (v) the most recent summary plan description, and (vi) in the case of any Benefit Plan which is not in written form, an accurate description of such Benefit Plan as in effect on the date hereof, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the annual reports and actuarial reports supplied.

          (c) Neither Seller nor any of its ERISA Affiliates have any obligations under any Benefit Plans or otherwise to provide post employment medical or life benefits, except as specifically required by COBRA or other applicable Law.

          (d) To the knowledge of Seller, the Stockholders and its ERISA Affiliates, neither Seller nor any of its ERISA Affiliates has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan, nor has there otherwise been any prohibited transaction with respect to any Benefit Plan.

          (e) Other than routine claims for benefits, there are no pending or, to the knowledge of Seller, the Stockholders and its ERISA Affiliates, threatened, actions, suits or claims against any Benefit Plan or the assets thereof or by any Benefit Plan against any Person, and no facts exist which could give rise to any such actions, suits or claims.

          (f) With respect to any Benefit Plan which is intended to be qualified under Section 401(a) of the Code, (i) there have been no amendments to any such plan which are not the subject of a favorable determination letter issued with respect thereto by the Internal
     Revenue Service; and (ii) no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

          (g) None of the assets of any Benefit Plan are invested in employer securities or employer real property.

          (h) There have been no acts or omissions by Seller or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Seller or any of their respective ERISA Affiliates may be liable.

          (i) None of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection
     (b)(4) thereof)).

          (j) There has been no act or omission that would impair the ability of Seller or any of its ERISA Affiliates (or any successor thereto) to unilaterally amend or terminate any Benefit Plan.

     4.24 Employment and Labor Matters.

          (a) Schedule 4.24 sets forth a true, accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and immediately preceding fiscal year for all directors, officers, members, managers and employees of Seller. Seller has at all times conducted and is currently conducting its respective businesses in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.

          (b) Except as set forth on Schedule 4.24, the relationships of Seller with its employees (and, if applicable, its unions) is good and there is, and during the past five (5) years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving Seller. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement between Seller and its employees is pending and no claim therefor has been asserted. Except as set forth on Schedule 4.24, none of the employees of Seller is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt is currently being made or during the past three (3) years has been made to organize any employees of Seller to form or enter a labor union or similar organization.

          (c) To the knowledge of Seller and the Stockholders, no executive or key employee or group of employees has any plans to terminate his, her or their employment with Seller as a result of this Agreement or otherwise. For each employment agreement, noncompetition agreement and consulting agreement to which Seller is party, whether such agreement is formal or informal, and whether or not in writing, Schedule 4.24 sets forth the parties thereto, the term, the territory (if applicable) and any compensation (if applicable) arising therefrom.

     4.25 Insurance.

          (a) Schedule 4.25 sets forth a true, accurate and complete list of all policies of fire and casualty, liability, workmen's compensation, title and other forms of insurance held by Seller and applicable to the Business or any asset of Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (or will be paid by Seller prior to the due dates therefor), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable, and, to the knowledge of Seller and the Stockholders, are sufficient for compliance with (i) all Contracts to which Seller is a party and (ii) all requirements of Law. Except as set forth on Schedule 4.25, Seller has not been refused any insurance with respect to its assets or the operations of the Business, and its coverage with respect thereto has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Except as set forth on Schedule 4.25, there are no outstanding requirements or recommendations made by or on behalf of any insurance company that issued a policy with respect to the assets or the operations of the Business requiring or recommending the taking of any action with respect to the assets or the operations of the Business.

          (b) Schedule 4.25 sets forth a true, accurate and complete list of all claims which have been made by Seller in the most recent fiscal year and the portion of the current fiscal year prior to March 31, 1999 under any workmen's compensation, general liability, property or other insurance policy held by Seller with respect to the assets or the operations of the Business. Except as set forth on Schedule 4.25, there are no pending or, to the knowledge of Seller and the Stockholders, threatened claims under any insurance policy with respect thereto.
     Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report, date and (iv) the amounts paid or expected to be paid or recovered.

     4.26 Brokerage. No broker or finder has acted directly or indirectly for Seller or the Stockholders in connection with this Agreement or the Niagara Purchase Agreement or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or the Stockholders.

     4.27 Capital Improvements. Schedule 4.27 sets forth a true, accurate and complete list of all of the capital improvements and purchases and other capital expenditures to which Seller has committed with respect to the Business or for which it has contracted with respect to the Business and which in any event have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases

     4.28 Computer System. Except as set forth on Schedule 4.28, all computer hardware and software and related materials used by Seller in the Business (herein collectively referred to as the "Computer System") are in reasonably good working order and condition, and Seller has not experienced any significant defects in design, workmanship or material, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of the Business. The use of the Computer System by Seller (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties, (ii) has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to Seller, warranties available to Seller or rights of Seller thereunder, and
(iii) would not and will not be interrupted, hindered or otherwise adversely affected in any way that would have a Material Adverse Effect as a result of, or in connection with, the operation or use of the Computer System, or the processing, calculating, sequencing or comparing of date data representing dates before, on or after December 31, 1999. Seller has full and adequate programming, user, systems and service documentation for the use of the Computer System with respect to the Business.

     4.29 Claims Against Officers and Directors. There are no pending or, to the knowledge of Seller and the Stockholders, threatened claims against any director, officer, members, managers, employee or agent of Seller or any other Person which could give rise to any claim for indemnification against Seller.

     4.30 No Conflict of Interest. Except as set forth on Schedule 4.30, neither the Stockholders nor any of their Affiliates (a) has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business; except in the case of each of Alain Aysseh, Alfred G. Aysseh, Antoine Aysseh, Patrick C. Aysseh and Raul Valdes-Pages, each of whom are limited partners of, and Charles E. Aysseh, who is a limited partner and the general partner of, the Partnership; (b) has any direct or indirect interest in any other Person which conducts a business similar to the Business; or (c) has any Contract or arrangement with, or does business or is involved in any way with, Seller; except that the Partnership and Seller are parties to a lease agreement with respect to the Niagara Property.

     4.31 Subsidiaries. Seller has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is Seller, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     4.32 Spin-off by Seller. There has not been any sale or spin-off of material assets of Seller of its Affiliates within the two (2) years prior to the date of this Agreement.

     4.33 Seller Financial Representations.

          (a) Based on the most recent regularly prepared balance sheet of Seller for the three-month period ended March 31, 1999, the gross assets of Seller are less than $10,000,000.

          (b) Based on audited income statement of Seller for the year ending December 31, 1998, the annual net sales of Seller are less than $100,000,000.

          (c) No Person (i) holds 50% or more of the outstanding voting securities of Seller or (ii) has the present contractual power to name 50% or more of Seller's Board of Directors.

     4.34 Due Diligence Materials. Except as set forth on Schedule 4.37, Seller has provided or caused to be provided to Purchaser or its representatives all documents of the character and type described in the Due Diligence requests of Purchaser, and there are no documents in the possession of Seller, the Stockholders or any of their respective agents or representatives of a character or type described in such request which have not been so provided to Purchaser.

     4.35 Records. The copies of the articles of incorporation and by-laws of Seller which were provided to Purchaser are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for Seller provided to Purchaser for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all actions of the stockholders and directors (and any committees thereof) of Seller taken by written consent or at a meeting since the date of incorporation. All material actions taken by Seller have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Seller have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of Seller, as previously provided to Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of Seller.

     4.36 Accuracy of Statements. Neither this Agreement nor any Related Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
                             OF THE STOCKHOLDERS

     The Stockholders hereby represent and warrant to Purchaser as follows:

     5.1 Title to Capital Stock. The Stockholders have good and marketable title to all of the authorized and issued capital stock of Seller, free and clear of any and all Liens.

     5.2 Authorization of Transaction. The Stockholders have the full right, power and authority (i) to execute and deliver this Agreement and the Related Agreements, and (ii) to perform such Stockholders' obligations hereunder and thereunder. This Agreement and the Related Agreements to which the Stockholders are party constitute the valid and legally binding obligations of such Stockholders, enforceable against such Stockholders in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principle and the availability of equitable remedies.

     5.3 No Violation. The Stockholders are not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Agency which would prevent the execution or delivery of this Agreement by such Stockholders.

     5.4  Solvency.  Each of the Stockholders is solvent.


                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

     Purchaser hereby represents and warrants to Seller and the Stockholders as follows:

     6.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now owned, leased and operated. Purchaser is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification.

     6.2 Due Authorization. Purchaser has full requisite power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly approved by its board of directors, and no other actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement, the Related Agreements or the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and have duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements. This Agreement constitutes legal, valid and binding obligation of Purchaser, and the Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect the enforcement of creditors' rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

     6.3  Consents and Approvals of Governmental Agencies and Other
Persons. Neither the execution or delivery of this Agreement or any Related Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby or compliance by Purchaser with or, except as set forth on Schedule 6.3, fulfillment by Purchaser of the terms and provisions hereof or thereof, requires any consent, approval or authorization of, or declaration, filing or registration with, or permit, license or order from, any Governmental Agency, or any other person or entity.


     6.4 Brokerage. No broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.


                                  ARTICLE VII
                    COVENANTS OF SELLER AND THE STOCKHOLDERS

     7.1 Implementing Agreement. Subject to the terms and conditions hereof, Seller and the Stockholders shall take all action required of them to fulfill their obligations under the terms of this Agreement and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby and thereby, including, without limitation, fully and completely assisting Purchaser in continuing and/or transferring all educational licenses and accreditations. Except as otherwise expressly permitted hereby, neither Seller nor the Stockholders shall take any action which would have the effect of preventing or impairing the performance of their obligations under this Agreement and the Related Agreements.

     7.2 Consents and Approvals. Seller and the Stockholders shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by them of this Agreement and the consummation of the trans-actions contemplated hereby, including, but not limited to, all such consents and approvals by each party to any of the Contracts; provided that no contact will be made by Seller and the Stockholders (or any representative of Seller or Stockholders) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Purchaser. Seller and the Stockholders shall, and shall cause Seller to, make all filings, applications, statements and reports to all Governmental Agencies and other Persons which are required to be made prior to the Closing Date by or on behalf of Seller or Stockholders, or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby and thereby.

     7.3 Conduct of the Business by Seller. Seller and the Stockholders covenant and agree that, except (i) as otherwise consented to by Purchaser in writing after the date hereof and prior to the Closing, (ii) as otherwise permitted or necessary to permit Seller and the Stockholders to perform their obligations and to obtain any consents required under Agreement, and (iii) as set forth on Schedule 7.3, Seller shall, and the Stockholders shall cause Seller prior to the Closing to:

          (a) conduct and carry on its business only in the ordinary course of business consistent with past practice;

          (b) use all commercially reasonable efforts to preserve its assets and business and to retain the services of present officers, employees and agents;

          (c) not sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets and not grant any security interest in any of its assets;

          (d) except for increases or changes in the ordinary course of business consistent with past practice and except as required by Law, not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and other benefits) paid or payable to any of its respective employees;

          (e) not (i) change or amend its Articles of Incorporation or By-Laws, (ii) issue or sell any shares of its capital stock, of any class, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock, or enter into any agreement obligating it to do any of the foregoing, or (iii) authorize or pay any dividend, distribution or split, combine or reclassify any common stock of Seller or redeem, purchase, acquire or offer to acquire any outstanding shares of common stock;

          (f) not make any changes in its accounting principles or practices;

          (g) not make any capital expenditures (or commitments therefor) in excess of $10,000 in the aggregate or, in the case of computers and lab equipment, in excess of $50,000 in the aggregate;

          (h) not enter into any contract involving the payment of an aggregate amount in excess of $10,000, except in the ordinary course of business consistent with past practice and except with respect to legal fees in connection with this Agreement and the transactions contemplated hereby;

          (i) not loan or advance funds to, or forgive any debt of, any person, except in the ordinary course of business;

          (j)  incur any indebtedness for borrowed monies;

          (k) not make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitation in respect of any such Taxes;

          (l) not take or cause or permit to be taken any action which could cause the termination of Seller's election to be taxed as an "S" corporation under the Code;

          (m) not terminate, modify, amend or otherwise alter or change any of the terms or provisions of any existing debt obligation of Seller to a Stockholder; and

          (n)  not enter into any commitment to do any of the foregoing.

     7.4 Access to Information. Seller shall cause their officers, directors, members, managers, employees and agents to afford the officers, employees, attorneys, environmental consultants and other agents of Purchaser reasonable access during normal business hours, from the date hereof to the Closing, to the officers, employees, members, managers, agents, properties, books and records of Seller, and shall furnish Purchaser all financial, tax, operating and other data and information relating to Seller as Purchaser, through its officers, employees, attorneys, environmental consultants or agents, may reasonably request.

     7.5 Exclusivity. Neither Seller nor the Stockholders shall, nor shall any of them permit any of Seller's officers, directors or employees or any financial advisors, brokers, stockholders or any Person acting on behalf of Seller or the Stockholders, to consider, solicit or negotiate, or cause to be considered, solicited or negotiated on behalf of Seller or the Stockholders, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the acquisition of any or all of Seller, or all or substantially all of their assets, until the date, if any, that the transactions contemplated by this Agreement have been terminated or abandoned by the parties in accordance with the terms of this Agreement.

     7.6  Tax Indemnity.

          (a)  For purposes of this Agreement, "Tax Indemnification
     Period" means the taxable period (including all prior taxable years) ending on the day immediately preceding the Closing Date. For any taxable period of Seller that does not end on and would otherwise extend beyond, the Closing Date, there shall be a deemed short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years, all amounts of income and deduction shall be deemed to have accrued pro rata during the actual taxable years of Seller, except for items of income or loss arising from an extraordinary event, which shall be reflected in the period in which such event occurred.

          (b)  The Stockholders agree to indemnify Purchaser
     Indemnified Parties against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any and all Taxes of Seller.

     7.7 Supplemental Information. From time to time prior to the Closing, Seller shall promptly disclose in writing to Purchaser any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article IV hereof. No information provided to Purchaser pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or in any Related Agreement.

     7.8 Tax Matters. The Stockholders shall make available to Purchaser such records as Purchaser may require for the preparation of any Tax Returns required to be filed by Purchaser and such records as Purchaser may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return.

     7.9 Liquidation; Distribution of Proceeds. As soon as practicable after the Closing Date, but in no event later than thirty (30) days after the Closing Date, the Stockholders shall liquidate and dissolve Seller in accordance with the Laws of the State of Colorado (the "Liquidation").
Seller shall distribute to the Stockholders all proceeds received pursuant to this Agreement prior to the close of business on the day such proceeds are received by Seller.

     7.10 Employee Benefit Plans. If requested by Purchaser, Seller shall terminate any Benefit Plan contemporaneously with the Closing.

     7.11 Use of Name. From and after the Closing Date, Seller, the Stockholders and their respective Affiliates will not, directly or indirectly, use in any manner any trade name, trademark, service mark or logo used by Seller prior to the Closing Date or any word or logo that is similar in sound or appearance.

     7.12 Noncompetition.

          (a) Except as set forth on Schedule 7.12 or as Purchaser may expressly agree in writing, each Stockholder agrees that, from and after the date of this Agreement until seven (7) years after the Closing Date, each Stockholder shall not:

               (i) except as an officer, employee of or consultant to Purchaser or any of its Affiliates, engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business which owns or operates a post-secondary educational institution in the Territory (as hereinafter defined);

               (ii) except in connection with any duties as an officer or employee of Purchaser or any of its Affiliates, solicit, divert or attempt to solicit or divert to any business or activity in competition with the Business, Purchaser or any Affiliate of Purchaser that is engaged in a business related to the Business, any party who is or was a customer or supplier of Seller;

               (iii) employ, solicit for employment or encourage to leave their employment, any person who is, or since January 1, 1999 has been, an officer or employee of Seller, except to solicit or encourage any such person to become an officer or employee of Purchaser or any of its Affiliates;

               (iv) participate in or invest in any business opportunity which is related to the activities conducted by Seller prior to the Closing Date or the Business (other than through an investment in a publicly-traded corporation in which the investing
          Stockholder has less than 5% of the outstanding equity);

               (v) actively interfere with, or attempt to interfere with, any business relationship between any third party and Seller prior to the Closing Date or Purchaser after the Closing Date; or

               (vi) make any statement to any third party, including the press or media, reasonably likely to result in adverse publicity for Seller or Purchaser.

     For purposes of this Section, the term "directly or indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant to, or owner of any interest in, any Person. "Territory" shall mean within a fifty
(50) mile radius of any post-secondary education facility operated by Purchaser or its Affiliates anywhere in the United States.

          (b) In the event of actual or threatened breach of the provisions of this Section 7.12, Purchaser, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining any Stockholders from such conduct. If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that said bond need not exceed the sum of $1,000.

          (c) If at any time any of the provisions of this Section 7.12 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 7.12 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each Stockholder expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     7.13 Education Licenses, Accreditations and Certifications. Seller and the Stockholders shall cooperate fully with Purchaser or its Affiliates to furnish any necessary information or assistance required in connection with the preparation and filing of any applications and notices and shall generally use commercially reasonable efforts to assist Purchaser or its Affiliate to obtain any and all necessary education licenses, accreditations, certifications and approvals, including, but not limited to, the requisite approval of those accrediting agencies listed on Schedule 4.9(e); provided, however, that Seller and the Stockholders shall have no obligation to give any guaranty or other monetary consideration to secure any such requisite approval.

     7.14 Closing Date Balance Sheet. Seller agrees to deliver at or prior to the Closing Date the trial balance of Seller as of June 30, 1999 (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be reasonably acceptable to Purchaser in form and substance and shall be prepared from the books and records of Seller.


     7.15 Employees. Effective as of the Closing Date, Purchaser or an Affiliate of Purchaser (as designated by Purchaser) shall offer to employ all employees of Seller who are actively employed by Seller as of the Closing
Date primarily in connection with the Business and, subject to his fitness for employment, Wilson Brame (collectively, the "Business Employees") in the same employment classification as each Business Employee's classification prior to the Closing Date. The other terms and conditions of such employment shall be as determined in the sole discretion of Purchaser or its Affiliate, subject to the following provisions of this Section 7.15. Seller and the Stockholders agree not to discourage any Business Employee from accepting employment with Purchaser or its Affiliate, and shall cooperate with Purchaser or its Affiliate in the recruitment of the Business Employees by Purchaser. Each Business Employee who accepts Purchaser's (or its Affiliate's) offer of employment and who becomes an employee of Purchaser or its Affiliate as of the Closing Date shall be referred to herein as a "Continuing Employee." For periods after the Closing Date, each Continuing Employee (i) shall receive a salary substantially similar to, but in no event less than, what such Continuing Employee received in the employ of Seller prior to the Closing Date, (ii) to the extent such Continuing Employee was a participant in Seller's employee benefit plans, programs and arrangements, shall be eligible to participate in the employee benefit plans, programs and arrangements which are provided by Purchaser or its Affiliate to its similarly situated employees (collectively the "Purchaser's Plans"), and
(iii) to the extent such Continuing Employee received group medical benefits, Purchaser or its Affiliate shall continue to provide such employee (and such employee's eligible dependents) with group medical benefits which are substantially similar in all material respects to the group medical benefits provided to such Continuing Employee by Seller immediately prior to the Closing Date. If requested by Purchaser or its Affiliate, Seller shall take all steps reasonably necessary to permit Purchaser or its Affiliate to assume the group medical plans of Seller for periods after the Closing Date and Purchaser shall take all steps reasonably necessary to so assume the plans. Each Continuing Employee shall be given credit under the Purchaser's Plans for service with Seller for purposes of determining eligibility and vesting (but not benefit accrual). To the extent accrued or reserved for on the Closing Date Balance Sheet, Purchaser or its Affiliate shall assume Seller's liability for (a) all sick leave, vacation and other paid time off of Continuing Employees and (b) all vacation for all Business Employees who are not Continuing Employees; provided, however, that any vacation pay payable to Business Employees who are not Continuing
Employees shall be paid to such persons in a lump sum as soon as practicable after the Closing Date. No provision in this Agreement shall create any third party beneficiary or other right in any person for any reason, including, without limitation, in respect of continued employment with Purchaser or in respect of any benefits that may be provided by Purchaser. Seller shall comply with all applicable Laws requiring notification and consultation with employees with respect to the transactions contemplated hereby. Purchaser and Seller agree to allow Purchaser to report payments for the entire calendar year pursuant to Section 3121(a)(1) of the Code.

     7.16 Preservation of Purchased Assets. Except for any cash or marketable securities used to pay dividends to Stockholders, Seller agrees that it will not sell or otherwise transfer the Purchased Assets to any Person other than Purchaser (or an Affiliate of Purchaser) and will not create a lien over any of the Purchased Assets.

     7.17 Bulk Sales. Seller shall comply with the requirements of applicable state Tax Laws governing bulk sales of assets or sales of assets outside the ordinary course of business, and shall provide (a) evidence to Purchaser prior to Closing that all required filings have been made and (b) certification to the extent available from the relevant taxing Governmental Authorities that there is no Tax liability to which Purchaser may be subject under such Laws.

     7.18 Preparation and Filing of Tax Returns. The Stockholders shall cause Seller Accountants to prepare the federal and state S Corporation income Tax Returns required to be filed by Seller (individually, an "S Corporation Return" and collectively, the "S Corporation Returns"). Each
S Corporation Return shall be prepared using accounting methods and other practices that are consistent with those used by Seller in its prior returns.


                                  ARTICLE VIII
                             COVENANTS OF PURCHASER

     8.1 Employees. Effective as of the Closing Date, Purchaser or an Affiliate of Purchaser (as designated by Purchaser) shall offer to employ the Business Employees as provided in Section 7.15.

     8.2 Implementing Agreement. Subject to the terms and conditions hereof, Purchaser shall take all action required of it to fulfill its obligations under this Agreement and shall use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Except as otherwise expressly permitted hereby, Purchaser shall not take any action which would have the effect of preventing or impairing the performance of its obligations under this Agreement and the Related Agreements.

     8.3 Consents and Approvals. Purchaser shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby. Purchaser shall make all filings, applications, statements and reports to all Governmental Agencies and other Persons which are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby.

     8.4 Tax Matters. Purchaser shall make available to the Stockholders such records as the Stockholders may require for the preparation of any Tax Returns required to be filed by the Stockholders or Seller and such records as the Stockholders may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return.


                                   ARTICLE IX
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                          SELLER AND THE STOCKHOLDERS

     Each and every obligation of Seller and the Stockholders under this Agreement to be performed at the Closing, including the consummation of the transactions contemplated hereby, shall be subject to the satisfaction, at or before the Closing, of the following conditions:

     9.1 Representations and Warranties True. The representations and warranties of Purchaser contained in Article VI qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     9.2  Performance of Covenants.   Purchaser shall have, in all material
respects, performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     9.3 No Governmental or Other Proceeding or Litigation. (a) No order of any Governmental Agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other proceeding by any Governmental Agency shall have been instituted or threatened by any Governmental Agency which questions the validity or legality of the transactions contemplated hereby or by the Niagara Purchase Agreement or seeks to impose any liability on any of Seller or Stockholders as a result of the transactions contemplated hereby or by the Niagara Purchase Agreement; and (b) no suit, action or proceeding arising out of or related to this Agreement or the Niagara Purchase Agreement or the transactions contemplated hereby or thereby shall have been instituted before any Governmental Agency.

     9.4 Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to them, to the transactions contemplated hereby from all appropriate Governmental Agencies and from the other parties to all contracts, leases, agreements and permits (including, without limitation, leases and agreements relating to Seller's facility in Colorado Springs, Colorado) to which Seller is a party or by which they are affected and which require such consent prior to the Closing Date or are necessary to prevent a Material Adverse Effect. In addition, Seller shall have received evidence (satisfactory to Seller) that all necessary governmental filings have been made by the parties.

     9.5 Closing Deliveries. Purchaser shall have furnished Seller and the Stockholders the Related Agreements and all of the agreements, documents and items specified in Section 11.4.

     9.6 Other Documents. Purchaser shall have delivered to Seller the Related Agreements and such other instruments, agreements and documents as are necessary to carry out the transactions contemplated by this Agreement and are reasonably requested by Seller.

     9.7 Niagara Purchase Agreement. The Niagara Purchase Agreement shall have been entered into by the parties thereto.


                                   ARTICLE X
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                   PURCHASER

     Each and every obligation of Purchaser under this Agreement to be performed at the Closing, including the consummation of the transactions contemplated hereby, shall be subject to the satisfaction, at or before the Closing, of the following conditions:

     10.1 Representations and Warranties True. The representations and warranties of Seller and the Stockholders contained in Article IV and V qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and at and as of the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to the materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     10.2 Performance of Covenants. Seller and the Stockholders shall have, in all material respects, performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     10.3 No Governmental or Other Proceeding or Litigation. (a) No order of any Governmental Agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other proceeding by any Governmental Agency shall have been instituted or threatened by any Governmental Agency which questions the validity or legality of the transactions contemplated hereby or by the Niagara Purchase Agreement or seeks to impose any liability on Purchaser or Seller as a result of the transactions contemplated hereby or by the Niagara Purchase Agreement; (b) no suit, action or proceeding arising out of or related to this Agreement or the Niagara Purchase Agreement or the transactions contemplated hereby or thereby shall have been instituted before any Governmental Agency.

     10.4 Necessary Consents. Purchaser shall have received consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated hereby from all appropriate Governmental Agencies and from the other parties to all contracts, leases, agreements and permits to which Purchaser is a party or by which it is affected and which require such consent prior to the Closing Date or are necessary to prevent a material adverse change in the business, operations or financial condition of Purchaser. In addition, Purchaser shall have received evidence (satisfactory to Purchaser) that all necessary governmental filings have been made by the parties.

     10.5 Accreditation and State Licensure/Approval. Except as set forth on Schedule 10.5, Purchaser shall have received (i) all requisite approvals from the applicable institutional accrediting agencies for the education and training programs currently offered; (ii) all requisite licenses and requisite approvals from the state of Colorado to operate in such state and to offer the educational and training programs currently offered; (iii) all requisite approval from the appropriate accrediting agencies to consummate the transactions provided for in this Agreement; and (iv) all requisite approvals from the Department of Education.

     10.6 Enrollment Levels. As of the Closing Date, there shall have been no reduction in the overall student enrollment levels of DTC below the levels in existence on June 30, 1998.

     10.7 Absence of Material Adverse Change in Seller. Since March 31, 1999, no Material Adverse Effect shall have occurred.

     10.8 Due Diligence. Purchaser's due diligence investigation of Seller shall not have revealed any event or condition not known to Purchaser on the date hereof which has, or would be reasonably likely to have, a Material Adverse Effect.

     10.9 Lien Releases. Purchaser shall have received releases in form and substance satisfactory to Purchaser and its counsel from the Persons set forth on Schedule 10.9 relating to any Liens such Persons may have relating to Seller.

     10.10 Tax Filings. Purchaser shall have received evidence from Seller (including certifications from the relevant taxing governmental authorities) that all required Tax filings have been made and there is no Tax liability to which Purchaser or its Affiliates may be subject under applicable state Tax laws governing bulk sales of assets or sales or assets outside the ordinary course of business.

     10.11 Closing Deliveries. Seller and the Stockholders shall have furnished Purchaser the Related Agreements all of the other agreements, documents and items specified in Section 11.3.

     10.12 Other Documents. Seller and the Stockholders shall have executed and delivered such other instruments, agreements and documents as are necessary to carry out the transactions contemplated by this Agreement and are reasonably requested by Purchaser.


                                   ARTICLE XI
                   CLOSING; CLOSING DATE; CLOSING DELIVERIES

     11.1 Time and Place. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to a provision of Article XII, a closing (the "Closing") will be held on July 1, 1999 at the offices of Mayer, Brown & Platt at 10:00 A.M. Chicago, Illinois time (or at such other place and time as shall be agreed upon by the parties hereto) (the "Closing Date"). The Closing, and all transaction to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the day immediately preceding the Closing Date.

     11.2 Closing Deliveries of Seller and the Stockholders. At Closing, in addition to any other documents or agreements required under this Agreement, Seller and the Stockholders shall deliver to Purchaser all of the following:

          (a) A certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date as to: (i) the by-laws of Seller; (ii) the resolutions of the Board of Directors and the Stockholders authorizing the execution and performance of this Agreement, the Related
     Agreements and the transactions contemplated hereby and thereby;
     and (iii) incumbency and signatures of the officers of Seller executing this Agreement and the Related Agreements;

          (b) The long-form articles of incorporation for Seller, certified by the Colorado Department of State and dated May 13, 1999;

          (c) A Certificate of Good Standing for Seller issued by the Colorado Department of State and dated May 13, 1999;

          (d) A certificate, dated the Closing Date, of an executive officer of Seller and the Principal Stockholders, certifying (i) the compliance by Seller and the Stockholders with Sections 10.1, 10.2 and 10.11 and (ii) the Distribution Amount.

          (e) The Employment Agreements, duly executed by each of the Principal Stockholders party thereto;

          (f)  An executed Opinion of Seller's Counsel;

          (g)  The Connecticut Office Reimbursement Agreement;

          (h) The Assignment and Assumption Agreement and Bill of Sale, duly executed by Seller;

          (i) Evidence, in form and substance reasonably satisfactory to Purchaser, that all consents, waivers or approvals required in this Agreement to be obtained by Seller at or prior to Closing with respect to the consummation of the transactions contemplated by this Agreement have been obtained;

          (j)  The Closing Date Balance Sheet;

          (k) An affidavit stating the U.S. taxpayer identification number for Seller and that Seller is not a "foreign person" as defined in Sections 1445(f)(3) and 7701(b) of the Code; and

          (l) Such other bills of sale, assignments and other instruments of transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser.

     11.3 Closing Deliveries of Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller and the Stockholders the following:

          (a)  The Closing Payment payable to Seller pursuant to Section
     2.3(a).

          (b) Certificates of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the by-laws of Purchaser; (ii) the resolutions of the board of directors of Purchaser authorizing the execution and performance of this Agreement, the Niagara Purchase Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of Purchaser, as applicable, executing this Agreement and the Related Agreements;

          (c) Long-form certificates of incorporation or similar instruments of Purchaser, certified by the appropriate Government Agency, and dated no more than ten (10) days prior to the Closing Date;

          (d) A Certificate, dated the Closing Date, of an executive officer of Purchaser certifying as to compliance by Purchaser with Sections 9.1 and 9.2;

          (e) Certificates of Good Standing for Purchaser issued by the Secretary of State of Delaware and dated no earlier than ten (10) calendar days prior to the Closing Date;

          (f)  The Employment Agreements, duly executed by Purchaser;

          (g)  An executed Opinion of Purchaser Counsel;

          (h)  The Connecticut Office Reimbursement Agreement;

          (i) The Assignment and Assumption Agreement and Bill of Sale, duly executed by Purchaser;

          (j) Evidence, in form and substance reasonably satisfactory to Seller, that all consents, waivers or approvals required in this Agreement to be obtained by Purchaser with respect to the consummation of the transactions contemplated by this Agreement have been obtained; and

          (k) Such other instruments, agreements, and documents as Seller and the Stockholders may reasonably request or as may be otherwise necessary to evidence and effect the transactions contemplated hereby.


                                  ARTICLE XII
                          TERMINATION AND ABANDONMENT

     12.1 Methods of Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions herein contemplated may be abandoned at any time, notwithstanding approval thereof by the Stockholders:

          (a) by mutual consent of Seller, the Stockholders and Purchaser; or

          (b) by Seller, the Stockholders or Purchaser if the Closing has not occurred on or before July 31, 1999, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or an Affiliate of such party) to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

     12.2 Requirements and Effect of Termination. In the event of the termination and abandonment of this Agreement by any party to this Agreement, pursuant to Section 12.1, written notice thereof shall forthwith be given to the other parties to this Agreement. Notwithstanding any such termination, (i) the provisions of Sections 14.6, 14.9 and 14.10 hereof shall continue in full force and effect, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

                                  ARTICLE XIII
                                INDEMNIFICATION

     13.1 Survival. The representations and warranties of the parties contained in Articles IV, V and VI shall survive the Closing for a period of two (2) years, except that (i) representations and warranties with respect to environmental matters (Section 4.21) shall survive for a period of three (3) years, (ii) representations and warranties with respect to Tax matters (Section 4.22) shall survive for the applicable statute of limitations, and
(iii) representations and warranties with respect to title matters (Sections 4.4, 4.12, 4.13, 4.16 and 5.1), and authorization matters (Sections 4.2 and 5.2) shall survive indefinitely.

     13.2 Indemnification by Stockholders. The Stockholders agree to indemnify, jointly and severally, Purchaser and its Affiliates and respective officers, directors, employees, agents, and representatives (the "Purchaser Indemnified Parties") against, and agree to hold Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by them (or any combination thereof) relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by Seller or the Stockholders in this Agreement, the Niagara Purchase Agreement or any Related Agreement; provided that
     (i) except for breaches of or inaccuracies in the representations and warranties set forth in Sections 4.2, 4.4, 4.12, 4.13, 4.16, 4.21, 4.22,
     5.1 and 5.2, a notice of the Purchaser Indemnified Party's claim shall have been given to the Stockholders not later than the close of business on the second anniversary of the Closing Date, and (ii) in the case of representations and warranties set forth in Sections 4.2, 4.4, 4.12, 4.13, 4.16, 4.21, 4.22, 5.1 and 5.2, a notice of the Purchaser
     Indemnified Party's claim shall have been given to the Stockholders not later than the end of the period specified in Section 13.1;

          (b) any breach of or failure by Seller or the Stockholders to perform any covenant or obligation of such parties set out or contemplated in this Agreement, the Niagara Purchase Agreement or any Related Agreement; and

          (c) any Excluded Liability, including any undisclosed or unrecorded liability of Seller in existence on the Closing Date.

     13.3 Indemnification by Purchaser. Purchaser agrees to indemnify the Stockholders and each of their respective agents and representatives against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement, the Niagara Purchase Agreement or any Related Agreement; and

          (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement, the Niagara Purchase Agreement or any Related
     Agreement.

     13.4 Claims.  The provisions of this Section shall be subject to Section
13.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (or in the case of a Purchaser Indemnified Party, a claim for which such Purchaser Indemnified Party would be indemnified if not for the $50,000 threshold set forth in Section 13.8), the party claiming indemnification from the other party (the "Indemnified Person") shall promptly give notice to the party from whom indemnification is requested (the "Indemnifying Person") of such claim and the amount the Indemnified Person claims to be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XIII, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 13.2 or 13.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation, but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     13.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XIII, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding, and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 13.2 or 13.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and
(ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation), provided such participation does not, in the reasonable determination of the Indemnifying Person, unreasonably interfere with the defense by the Indemnifying Person, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     13.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 13.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person shall give the Indemnifying Person at least fifteen (15) calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     13.7 Failure of Indemnifying Person to Act. In the event that, after receipt by the Indemnifying Person of the notice provided for in Section 13.5, the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     13.8 Limits of Obligation of Stockholders to Indemnify.
Notwithstanding any or all of the foregoing provisions of this Article XIII, except for Losses incurred or suffered by the Purchaser Indemnified Parties relating to or arising out of or in connection with:

          (a) any breach of or any inaccuracy in the representations or warranties made by Seller or the Stockholders with respect to authorization matters (Sections 4.2 and 5.2), title matters (Section 4.4) and tax matters (Section 4.22);

          (b) any breach of or failure by Seller or the Stockholders to perform any covenant or obligation of such parties set out or contemplated in this Agreement, the Niagara Purchase Agreement or any Related Agreement;

          (c) any undisclosed or unrecorded liability of Seller existing on the Closing Date;

          (d)  adjustments to the Closing Payment as set forth in Section
     3.1; and

          (e) any breach of or any inaccuracy in the representations or warranties made by Seller or the Stockholders with respect to the operation or use of the Computer System, or the processing, calculating, sequencing or comparing of date data representing dates before, on or after December 31, 1999 (Section 4.28(iii)), the Stockholders shall not have any liability under this Article XIII to any Purchaser Indemnified Party unless and until the aggregate amount of all claims for Losses exceeds $50,000, after which the Purchaser Indemnified Parties shall only be entitled to recover for Losses in excess thereof. With respect to subsections (a), (b), (c) and (d) above, the Stockholders shall have liability under this Article XIII to the Purchaser Indemnified Parties for all such Losses, regardless of the amount, and the Purchaser Indemnified
Parties shall be entitled to recover all such Losses, regardless of the amount. With respect to subsection (e) above, the Stockholders shall have liability under this Article XIII to the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall be entitled to recover for (i) 100% of such Losses up to $25,000 and (ii) 50% of such Losses in excess of $25,000; provided, however, that the aggregate amount of the Stockholder's liability for Losses with respect to subsection (e) shall not exceed $37,500.

     13.9 Payment of Indemnification Claims. The payment of any indemnification claims by the Indemnifying Person hereunder shall be by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Person.


                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

     14.1 Appointment of Stockholder's Representative. Each of the Stockholders hereby irrevocably designates and appoints Alfred G. Aysseh as the attorney-in-fact representative and agent of all of the Stockholders (the "Stockholder's Representative"), and Alfred G. Aysseh hereby accepts such designations and appointment, and by such designation and appointment each of the Stockholders authorizes and directs the Stockholder
Representative to act severally for and on behalf of such Stockholder whenever any consent or approval is to be given or any covenant, agreement or other action is to be performed hereunder or under any of the Related Agreements by one or more of the Stockholders (including, without limitation, the execution and delivery of any agreement, instrument or other documents to be executed and delivered by one or more of the Stockholders hereunder). Delivery to the Stockholder's Representative of any amount, notice, document or instrument which is to be given, delivered or paid to any of the Stockholders shall be deemed to be (and shall be effective as) delivery to such Seller.

     14.2 Amendment and Modification. This Agreement may be amended, modified and supplemented only by mutual written agreement of the parties. Any such amendment may be made at any time before or after adoption of this Agreement by the Stockholder.

     14.3 Knowledge. When used in this Agreement, the phrase "to the knowledge of Seller and the Stockholders" and similar words and phrases shall mean the actual, direct and personal knowledge of the officers and directors of Seller and/or the Stockholders, in each case, after due inquiry of the appropriate Seller officer, manager, director or employee with knowledge of the subject matter in question.

     14.4 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all commercially reasonable efforts to remove any legal impediment to the consummation or effectiveness of such transactions and to obtain any consents and approvals required under this Agreement.

     14.5 Third Party Claims. From and after the Closing, the parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing
Date; provided, however, that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses (other than attorneys' fees and disbursements) of furnishing such cooperation.

     14.6 Waiver of Compliance. Any failure of Purchaser on the one hand, or Seller or the Stockholders on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived, in writing, and in no other manner. Such waiver or a failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     14.7 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby; provided, however, that Seller and Purchaser shall each pay fifty percent (50%) of all sales, use, stamp, transfer, service, recording and like taxes or fees, if any, imposed by any Governmental Agency in connection with the transfer and assignment of the Purchased Assets other than for income Taxes, which shall be the sole responsibility of Seller and the Stockholders.

     14.8 Interest. Except as otherwise specifically provided herein, all sums payable pursuant to this Agreement that are not paid when due shall bear interest at the Prime Rate, which interest shall accrue from the date such sums are due until paid.

     14.9 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of confirmed transmission if sent by telex, facsimile or other wire transmission, or (c) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, at or to the following addresses:

               If to Seller or the Stockholders:

               Alfred G. Aysseh
               Charles E. Aysseh
               c/o Educational Development Corporation
               21 Cross Street
               New Canaan, Connecticut 06840-2623
               Facsimile: (203) 972-3999

               and to:

               Raul Valdes-Pages
               5511 East Hawthorne Circle
               Littleton, Colorado 80121
               Facsimile: (303) 779-1370

               with a copy to:

               Rucci, Burnham, Carta & Edelberg, LLP
               800 Post Road
               P.O. Box 1107
               Darien, Connecticut 06820
               Attention: Joseph J. Rucci, Jr.
               Facsimile: (203) 655-4302

               If to Purchaser:

               DeVry Inc.
               One Tower Lane
               Oakbrook Terrace, Illinois 60181
               Attention: Marilynn J. Cason
               Facsimile: (630) 574-1693

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attention: John R. Sagan
               Facsimile: (312) 701-7711

or, in each case, to such other address as any party shall designate in writing, delivered to the other parties in the manner provided in this
Section 14.8.

     14.10 Public Statements. Prior to the Closing Date, except as required by law or applicable NYSE requirement, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser, Seller or the Stockholders, or any of their respective Affiliates, officers, directors, employees, members, managers, representatives or agents, without the express prior agreement of the Stockholders, on the one hand, or Purchaser, on the other hand, as the case may be, as to content, form, timing and manner of distribution or publication.

     14.11 Confidentiality. Except for use of such information and documents in connection with the proposed transactions or as otherwise required by Law or regulations, each party to this Agreement agrees to keep, and to cause its Affiliates to keep, confidential any information obtained by it from the other parties in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other parties any documents and copies thereof received or obtained by it in connection with the proposed transactions. The foregoing shall not limit the obligations of Purchaser to Seller under any existing confidentiality agreements between Purchaser and Seller.

     14.12 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without prior written consent of the other parties, except that Purchaser may assign its rights hereunder without such consent to any Affiliate of Purchaser.

     14.13 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to the principles of conflicts of laws thereof.

     14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.15 Entire Agreement. This Agreement, including the Niagara Purchase Agreement and the Related Agreements, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     14.16 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

     14.17 No Third Party Beneficiaries. Except as expressly indicated to the contrary in this Agreement, this Agreement and the Niagara Purchase Agreement are solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, cause of action or other right in excess of those existing without reference to this Agreement.

     14.18 Filings and Applications. Each party to this Agreement shall cooperate fully with the other parties to the Agreement in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by federal, state and local governmental or regulatory agencies, the NYSE or stock exchanges in any jurisdiction in connection with the transactions contemplated hereby; provided, however, that the Stockholders shall have no obligation to give any monetary consideration in connection with any such filing, application or notice.

     14.19 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller and/or the Stockholders made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

     14.20 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made in Dollars in same day or immediately available funds, without any set off, deduction or counterclaim whatsoever.

     14.21 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise principles of conflicts of law thereof.

     14.22 Jurisdiction of Disputes. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, the Niagara Purchase
Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within either the City of Chicago, Illinois or the City of Denver, Colorado (in either case, whether a state or federal court); (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 14.24 shall be deemed to prevent any party from seeking to remove any action to a federal court in Chicago, Illinois or Denver, Colorado; (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree to service of process in any legal proceeding by mailing copies thereof to such party at its address set forth in Section 14.10 for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO
A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR
RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT
OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR
THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION
NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
IN WITNESS WHEREOF, the parties hereto have caused this Asset
Purchase Agreement to be duly executed as of the day and year first above written.

                         PURCHASER

                              DeVRY INC.

                              By:       /s/Dennis J. Keller
                              Name:     Dennis J. Keller
                              Title:    Chairman and Chief Executive
                                        Officer


                         SELLER

                              EDUCATIONAL DEVELOPMENT
                              CORPORATION

                              By:
                              Name:
                              Title:





    [The next page is the signature page for the Stockholders of Educational Development Corporation.]

                        STOCKHOLDERS OF EDUCATIONAL
                         DEVELOPMENT CORPORATION



                              /s/Alfred G. Aysseh



                              /s/Raul Valdes-Pages



                              /s/Charles E. Aysseh



                              /s/Alain Aysseh



                              /s/Antoine Aysseh


                              /s/Patrick C. Aysseh



                              /s/Julio C. Torres



                              /s/Danielle Valdes-Pages



                              /s/Kathleen A. Valdes-Pages
                              (As custodian for Brittany Valdes-Pages
                              under the Colorado Uniform Transfers to
                              Minors Act)